                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                               February 28, 2006

FOR FURTHER INFORMATION CONTACT:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  www.caltoninc.com
                  -----------------

CALTON, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

Vero Beach, Florida, February 28, 2006 - Calton, Inc. (OTC.BB: CTON.OB) announced today fourth quarter and fiscal year 2005 results.


FOURTH QUARTER RESULTS
For the quarter ended November 30, 2005, the Company reported a net profit of $896,000 or $0.09 per basic and diluted share, compared to a net profit of $380,000 or $0.04 per basic and diluted share for the quarter ended November 30, 2004. Revenues of approximately $6.4 million were generated in the quarter ended November 30, 2005, as compared to $4 million for the quarter ended November 30, 2004.


FISCAL 2005 PERFORMANCE
For the fiscal year ended November 30, 2005, the Company reported a net profit of $1,134,000 compared to a net profit of $561,000 for the fiscal year ended November 30, 2004. This amounted to net profit of $0.12 and $0.06 per basic and diluted share in fiscal 2005 and 2004, respectively.

Consolidated revenues increased from $12,202,000 in the year ended November 30, 2004 to $13,848,000 in the year ended November 30, 2005. A significant portion of this increase occurred in the homebuilding segment which increased revenues from $11,587,000 to $13,120,000 for the years ended November 30, 2004 and 2005, respectively. Revenues from the Internet development segment increased from $614,000 in 2004 to $728,000 in 2005.

Cost of sales from the homebuilding division increased from $9,176,000 for the year ended November 30, 2004 to $9,762,000 for the year ended November 30, 2005. Project personnel and expenses for eCalton increased from $289,000 in 2004 to $358,000 in 2005. The increase in both segments is predominantly a result of increased revenues.

Selling, general and administrative expenses increased from $2,276,000 to $2,709,000 in the years ended November 30, 2004 and 2005, respectively. The increase is predominately a result of increased sales and marketing expenditures in addition to the hiring of additional personnel in the homebuilding and Internet development segments.

The Company is currently constructing single-family homes in two separate communities, as well as on individual landowner parcels, in Vero Beach, Florida. Management continues to assess land acquisition opportunities and to negotiate with various landowners, brokers and agents to expand its operations and to create a more diversified product offering.


CALTON, INC. (OTC.BB:  CTON.OB)                              Three Months Ended
                                                                November 30,
                                                   ----------------------------------------
                                                          2005                 2004
                                                   -------------------  -------------------
Revenues                                                   $6,440,000           $3,974,000
                                                   ===================  ===================

Net Profit                                                   $896,000             $380,000
                                                   ===================  ===================

Earnings Per Share
    Basic and Diluted                                           $0.09                $0.04
                                                   ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                   9,469,000            9,224,000
    Diluted                                                 9,469,000            9,224,000


                                                             Twelve Months Ended
                                                                November 30,
                                                   ----------------------------------------
                                                          2005                 2004
                                                   -------------------  -------------------

Revenues                                                  $13,848,000          $12,202,000
                                                   ===================  ===================

Net Profit                                                 $1,134,000             $561,000
                                                   ===================  ===================

Earnings Per Share
    Basic and Diluted                                           $0.12                $0.06
                                                   ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                   9,421,000            9,285,000
    Diluted                                                 9,545,000            9,414,000

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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and the risks described in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005.
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